As filed with the Securities and Exchange Commission on June 2, 2023
Registration No. 333-232056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VORNADO REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	22-1657560
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
888 SEVENTH AVENUE NEW YORK, NEW YORK	10019
(Address of Principal Executive Offices)	(Zip Code)

VORNADO REALTY TRUST 2019 OMNIBUS SHARE PLAN VORNADO REALTY TRUST 2023 OMNIBUS SHARE PLAN
(Full Title of the Plan)
Michael J. Franco Vornado Realty Trust 888 Seventh Avenue, New York, New York 10019
(Name and Address of Agent for Service)
(212) 894-7000
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
William G. Farrar, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000 Facsimile: (212) 558-3588
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT
On June 10, 2019, Vornado Realty Trust (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-232056) (the “Registration Statement”) with the Securities and Exchange Commission to register 11,000,000 common shares, $0.04 par value, of beneficial interest (the “Common Shares”), issuable under the Vornado Realty Trust 2019 Omnibus Share Plan (the “2019 Plan”).
On May 18, 2023, shareholders of the Company approved the Vornado Realty Trust 2023 Omnibus Share Plan (the “2023 Plan”) and, in connection therewith, no further awards will be made under the 2019 Plan. As of April 5, 2023, there were 5,640,143 Common Shares, that were authorized to be awarded by the Company under the 2019 Plan but that, as of April 5, 2023, were not issued or subject to outstanding awards granted under the 2019 Plan. Accordingly, as a result of the approval of the 2023 Plan, these 5,640,143 Common Shares are no longer available for new awards under the 2019 Plan and will not be issued under the 2019 Plan. Under the terms of the 2023 Plan, the Company may issue up to 21,600,000 Common Shares, which includes the 5,640,143 Common Shares that are no longer available for new awards under the 2019 Plan. In addition, up to 5,431,759 Common Shares subject to Full Value Awards (as defined in the 2023 Plan and equivalent to 10,863,518 if not Full Value Awards) granted under the 2019 Plan that were outstanding as of May 18, 2023 and that for any reason expire unexercised, or are forfeited, terminated or cancelled, in whole or in part, or are paid in cash in lieu of common shares shall become eligible for issuance under the 2023 Plan (together with the 5,640,143 Common Shares that are no longer available for new awards under the 2019 Plan, the “Carryover Shares”).
Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to register the offer of the Carryover Shares under the 2023 Plan and reflect that the Carryover Shares available for issuance under the Registration Statement may be issued and sold under the 2023 Plan (as such shares would no longer be issuable under the 2019 Plan as of the effective date of the 2023 Plan).
Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the 15,959,857 Common Shares authorized for issuance pursuant to the 2023 Plan, which amount excludes the Carryover Shares. No additional Common Shares are being registered by this Post-Effective Amendment No. 1 to the Registration Statement.
Except to the extent specified herein, the Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.
PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed by Vornado with the Securities and Exchange Commission are incorporated herein by reference:
(a)    Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-11954);
(b)    Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (File No. 001-11954);
(c)    Current Report on Form 8-K dated May 19, 2023; and
(d)    The description of Vornado’s common shares of beneficial interest, par value $0.04 per share contained in Vornado’s registration statement on Form 8-B (File No. 001-11954), filed on May 10, 1993.
All documents filed by Vornado pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part of this Registration Statement from the date of filing of such documents, provided, however, that Vornado is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.
Exhibit Number	Description
3.1	Articles of Restatement of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on July 30, 2007 - Incorporated by reference to Exhibit 3.75 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-11954), filed on July 31, 2007
3.2	Articles of Amendment of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on October 4, 2016 - Incorporated by reference to Annex B to Vornado Realty Trust’s Definitive Proxy Statement on Schedule 14A (File No. 001-11954), filed on April 8, 2016
3.3	Articles of Amendment to Declaration of Trust, dated June 13, 2018 - Incorporated by reference to Exhibit 3.54 to Vornado Realty Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (File No. 001-11954), filed on July 30, 2018
3.4	Articles of Amendment to Declaration of Trust, dated August 7, 2019 - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust's Current Report on Form 8-K (File No. 001-11954), filed on August 8, 2019
3.5	Articles of Amendment to Declaration of Trust, dated September 30, 2016 – Incorporated by reference to Exhibit 3.3 to Vornado Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-11954), filed on February 16, 2021
3.6	Amended and Restated Bylaws of Vornado Realty Trust, as amended on July 28, 2022 - Incorporated by reference to Exhibit 3.2 to Vornado Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (File No. 001-11954), filed on August 1, 2022
3.7	Articles Supplementary, 5.40% Series L Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value – Incorporated by reference to Exhibit 3.6 to Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on January 25, 2013
3.8	Articles Supplementary Classifying Vornado Realty Trust's 5.25% Series M Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.7 to Vornado Realty Trust's Registration Statement on Form 8-A (File No. 001-11954), filed on December 13, 2017
3.9	Articles Supplementary Classifying Vornado Realty Trust's 5.25% Series N Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust's Current Report on Form 8-K (File No. 001-11954), filed on November 24, 2020
3.10	Articles Supplementary Classifying Vornado Realty Trust's 4.45% Series O Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value - Incorporated by reference to Exhibit 3.1 to Vornado Realty Trust's Current Report on Form 8-K (File No. 001-11954), filed on September 22, 2021
4.1	Instruments defining the rights of security holders (see Exhibits 3.1 through 3.10 of this registration statement)
4.2	Vornado Realty Trust’s 2019 Omnibus Share Plan - Incorporated by reference to Annex B to Vornado Realty Trust’s Proxy Statement dated April 5, 2019 (File No 001-11954) filed on April 5, 2019
4.3	Vornado Realty Trust’s 2023 Omnibus Share Plan - Incorporated by reference to Annex A to Vornado Realty Trust's Proxy Statement dated April 7, 2023 (File No. 001-11954) filed on April 7, 2023
4.4	Specimen certificate representing Vornado Realty Trust’s Common Shares of Beneficial Interest - Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 033-62395), filed on October 26, 1995
5.1	Opinion of Venable LLP with respect to the legality of the securities being registered with respect to the 2019 Plan - Incorporated by reference to Exhibit 5.1 to Vornado Realty Trust's Form S-8 (File No. 333-232056 ), filed on June 10, 2019
5.2	Opinion of Venable LLP with respect to the legality of the securities being registered with respect to the 2023 Plan	*
15.1	Letter of Awareness from Deloitte & Touche LLP	*
23.1	Consent of Venable LLP (included in its opinion filed as Exhibit 5.2)	*
23.2	Consent of Deloitte & Touche LLP	*
*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Vornado Realty Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on June 2, 2023.

VORNADO REALTY TRUST
(Registrant)

By:	/s/ Deirdre Maddock
Name:	Deirdre Maddock
Title:	Chief Accounting Officer (duly authorized officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

By:	/s/Steven Roth	Chairman of the Board of Trustees and	June 2, 2023
	(Steven Roth)	Chief Executive Officer (Principal Executive Officer)

By:	/s/Candace K. Beinecke	Trustee	June 2, 2023
(Candace K. Beinecke)

By:	/s/Michael D. Fascitelli	Trustee	June 2, 2023
(Michael D. Fascitelli)

By:	/s/Beatrice Hamza Bassey	Trustee	June 2, 2023
(Beatrice Hamza Bassey)

By:	/s/William W. Helman IV	Trustee	June 2, 2023
(William W. Helman IV)

By:	/s/David Mandelbaum	Trustee	June 2, 2023
(David Mandelbaum)

By:	/s/Raymond J. McGuire	Trustee	June 2, 2023
(Raymond J. McGuire)

By:	/s/Mandakini Puri	Trustee	June 2, 2023
(Mandakini Puri)

By:	/s/Daniel R. Tisch	Trustee	June 2, 2023
(Daniel R. Tisch)

By:	/s/Russell B. Wight, Jr.	Trustee	June 2, 2023
(Russell B. Wight, Jr.)

By:	/s/Michael J. Franco	President and Chief Financial Officer	June 2, 2023
	(Michael J. Franco)	(Principal Financial Officer)

By:	/s/Deirdre Maddock	Chief Accounting Officer	June 2, 2023
	(Deirdre Maddock)	(Principal Accounting Officer)

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